                                                                   EXHIBIT 12(B)

                         JOSEPH E. SEAGRAM & SONS, INC.
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (MILLIONS)


                                                                    FIVE-MONTH
                                              FISCAL      FISCAL    TRANSITION
                                               YEAR        YEAR       PERIOD      FISCAL YEARS ENDED
                                               ENDED      ENDED       ENDED          JANUARY 31,
                                             JUNE 30,    JUNE 30,    JUNE 30,    --------------------
                DESCRIPTION                    1998        1997        1996      1996   1995    1994
                -----------                  ---------   --------   ----------   ----   -----   -----
Income (loss) form continuing operations
  before tax...............................    $ 18        $124        $(37)     $ 82   $ 172   $ 169
ADD (DEDUCT):
Fixed charges..............................     182         172          70       165     183     165
Interest capitalized, net of
  amortization.............................      --          (1)         --        --      (1)     --
                                               ----        ----        ----      ----   -----   -----
EARNINGS AVAILABLE FOR FIXED CHARGES.......    $200        $295        $ 33      $247   $ 354   $ 334
                                               ====        ====        ====      ====   =====   =====
FIXED CHARGES:
Interest expense...........................    $170        $159        $ 65      $145   $ 163   $ 146
Portion of rent expense deemed to represent
  interest factor..........................      12          13           5        20      20      19
                                               ----        ----        ----      ----   -----   -----
FIXED CHARGES..............................    $182        $172        $ 70      $165   $ 183   $ 165
                                               ====        ====        ====      ====   =====   =====
RATIO OF EARNINGS TO FIXED CHARGES.........    1.10        1.72          --(a)   1.50    1.93    2.02
                                               ----        ----        ----      ----   -----   -----


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(a) Fixed charges exceeded earnings by $33 million for the five-month transition period ended June 30, 1996.